As filed with the Securities and Exchange Commission on April 26, 2010
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Synovus Financial Corp.
(Exact name of registrant as specified in its charter)

Georgia	58-1134883
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

1111 Bay Avenue, Suite 500
P.O. Box 120
Columbus, Georgia 31901
(706) 649-2311
(Address, including zip code, and telephone number,
including area code, of each registrant’s principal executive offices)

Alana L. Griffin
Deputy General Counsel
Synovus Financial Corp.
1111 Bay Avenue, Suite 501
Columbus, Georgia 31901
(706) 644-2485
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Joseph A. Hall
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
(212) 450-4000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Amount to be Registered/Proposed Maximum Offering Price Per
Unit/Proposed Maximum Aggregate Offering Price/Amount of
Title of Each Class of Securities to be Registered	Registration Fee
Common stock, par value $1.00 per share	(1)(2)
Preferred stock, no par value per share	(1)(2)
Preferred stock purchase rights	(1)(2)
Warrants	(1)(2)
Debt securities	(1)
Purchase contracts	(1)
Units	(1)

(1)	An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be issued at indeterminate prices. In reliance on Rule 456(b) and Rule 457(r) under the Securities Act, the Registrant hereby defers payment of the registration fee required in connection with this Registration Statement.

(2)	The securities of each class may be offered and sold by the Registrant and/or may be offered and sold, from time to time, by one or more selling securityholders to be identified in the future. The selling securityholders may purchase the securities directly from the Registrant, or from one or more underwriters, dealers or agents.

PROSPECTUS

COMMON STOCK
PREFERRED STOCK
PREFERRED STOCK PURCHASE RIGHTS
WARRANTS
DEBT SECURITIES
PURCHASE CONTRACTS
UNITS

The securities listed above may be offered and sold by us and/or may be offered and sold, from time to time, by one or more selling securityholders to be identified in the future. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest in the securities described in the applicable prospectus supplement.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Synovus Financial Corp.’s common stock is traded on the New York Stock Exchange under the trading symbol “SNV.”

Any securities offered by this prospectus and any accompanying prospectus supplement will be our equity securities or unsecured obligations and will not be savings accounts, deposits or other obligations of any banking or non-banking subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation, the bank insurance fund or any other governmental agency or instrumentality.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 16 of our annual report on Form 10-K for the year ended December 31, 2009 which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 26, 2010.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission (SEC) using a “shelf” registration process. Using this process, we may offer any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any applicable pricing supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “Synovus,” “we,” “us,” “our,” or similar references mean Synovus Financial Corp. and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room. Our SEC filings are also available to the public at the SEC’s web site (http://www.sec.gov).

You may also inspect the reports and other information that we file with the SEC at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) until all the securities offered by this prospectus have been issued, as described in this prospectus; provided, however, that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

(a) Annual Report on Form 10-K for the year ended December 31, 2009, as amended by amendment no. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2009 filed on April 26, 2010;

(b) Those portions of the Definitive Proxy Statement filed by Synovus on March 12, 2010 in connection with its 2010 Annual Meeting of Shareholders that are incorporated by reference into its Annual Report on Form 10-K for the year ended December 31, 2009;

(c) Current Reports on Form 8-K filed January 29, 2010, February 24, 2010 and April 26, 2010,

(d) The description of Synovus’ common stock, $1.00 par value per share, set forth in the registration statement on Form 8-A/A filed with the SEC on December 17, 2008, including any amendment or report filed with the SEC for the purpose of updating this description; and

(e) The description of Synovus’ preferred stock purchase rights, set forth in the Current Report on Form 8-K filed with the SEC on April 26, 2010, including any amendment, report or registration statement on Form 8-A filed with the SEC for the purpose of updating this description.

You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

Director of Investor Relations
Synovus Financial Corp.
1111 Bay Avenue, Suite 501
Columbus, Georgia 31901
(706) 644-1930

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement or any pricing supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any pricing supplement is accurate as of any date other than the date on the front of the document and that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement. We will not receive any proceeds from the sales of any securities by selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
	2009		2008		2007	2006	2005

Including interest on deposits	(2.17x	)	0.16x		1.47x	1.71x	2.04x
Excluding interest on deposits	(30.72x	)	(4.52x	)	3.83x	5.28x	5.40x

For the year ended December 31, 2009, earnings were insufficient to cover fixed charges by $1.6 billion (including and excluding interest on deposits). For the year ended December 31, 2008, earnings were insufficient to cover fixed charges by $661.0 million (including and excluding interest on deposits).

DESCRIPTION OF SECURITIES

This prospectus contains a summary of the securities that Synovus or certain selling securityholders to be identified in a prospectus supplement may sell. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the terms of our common stock and preferred stock but does not purport to be complete, and it is qualified in its entirety by reference to the applicable provisions of federal law governing bank holding companies, Georgia law and our articles of incorporation and bylaws. Our articles of incorporation and bylaws are incorporated by reference as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC. See the “Incorporation of certain information by reference” section of this prospectus supplement.

General

Our authorized capital stock consists of 1,200,000,000 shares of common stock, par value $1.00 per share, and 100,000,000 shares of preferred stock, no par value. As of March 31, 2010, there were 489,843,709 shares of our common stock and 967,870 shares of our preferred stock issued and outstanding.

All outstanding shares of our common stock and preferred stock are, and the shares to be sold under this prospectus supplement will be, when issued and paid for, fully paid and non-assessable.

Common Stock

Voting Rights

Although we only have one class of common stock, certain shares of our common stock are entitled to ten votes per share on each matter submitted to a vote at a meeting of shareholders, including common stock held as described below. The common stock offered in this offering is only entitled to one vote per share on each matter submitted to a vote at a meeting of shareholders. Holders of our common stock are entitled to ten votes on each matter submitted to a vote at a meeting of shareholders for each share of our common stock that:

•	has had the same beneficial owner since April 24, 1986;

•	was acquired by reason of participation in a dividend reinvestment plan offered by us and is held by the same beneficial owner for whom it was acquired under such plan;

•	is held by the same beneficial owner to whom it was issued as a result of an acquisition of a company or business by us where the resolutions adopted by our board of directors approving such issuance specifically reference and grant such rights;

•	was acquired under any employee, officer and/or director benefit plan maintained for one or more of our and/or our subsidiaries’ employees, officers and/or directors, and is held by the same beneficial owner for whom it was acquired under such plan;

•	is held by the same beneficial owner to whom it was issued by us, or to whom it was transferred by us from treasury shares, and the resolutions adopted by our board of directors approving such issuance and/or transfer specifically reference and grant such rights;

•	has been beneficially owned continuously by the same shareholder for a period of forty-eight (48) consecutive months before the record date of any meeting of shareholders at which the share is eligible to be voted;

•	was acquired as a direct result of a stock split, stock dividend or other type of share distribution if the share as to which it was distributed has had the same beneficial owner for a period of forty-eight (48) consecutive months before the record date of any meeting of shareholders at which the share is eligible to be voted; or

•	is owned by a holder who, in addition to shares which are beneficially owned under any of the other requirements set forth above, is the beneficial owner of less than 1,139,063 shares of our common stock, which amount has been appropriately adjusted to reflect the stock splits which have occurred subsequent to April 24, 1986 and with such amount to be appropriately adjusted to properly reflect any other change in our common stock by means of a stock split, a stock dividend, a recapitalization or other similar action occurring after April 24, 1986.

Holders of shares of our common stock not described above are entitled to one vote per share for each such share. A shareholder may own both ten-vote shares and one-vote shares, in which case he or she will be entitled to ten votes for each ten-vote share and one vote for each one-vote share.

In connection with various meetings of our shareholders, shareholders are required to submit to our board of directors satisfactory proof necessary for the board of directors to determine whether such shareholders’ shares of our common stock are ten-vote shares. If such information is not provided to our board of directors, shareholders who would, if they had provided such information, be entitled to ten votes per share, are entitled to only one vote per share.

Our common stock is registered with the SEC and is listed on the NYSE. Accordingly, our common stock is subject to a NYSE rule, which, in general, prohibits a company’s common stock and equity securities from being listed on the NYSE if the company issues securities or takes other corporate action that would have the effect of nullifying, restricting or disparately reducing the voting rights of existing shareholders of the company. However, such rule contains a “grandfather” provision, under which voting rights for our common stock qualifies, which, in general, permits grandfathered disparate voting rights plans to continue to operate as adopted.

Except with respect to voting, ten-vote shares and one-vote shares are identical in all respects and constitute a single class of stock, i.e., our common stock. Neither the ten-vote shares nor the one-vote shares have a preference over the other with regard to dividends or distributions upon liquidation.

Preemptive Rights; Cumulative Voting; Liquidation

Our common stock does not carry any preemptive rights enabling a holder to subscribe for or receive shares of our common stock. In the event of liquidation, holders of our common stock are entitled to share in the distribution of assets remaining after payment of debts and expenses and after required payments to holders of our preferred stock. Holders of shares of our common stock are entitled to receive dividends when declared by the board of directors out of funds legally available therefor, subject to the rights of the holders of our preferred stock. The outstanding shares of our common stock are validly issued, fully paid and nonassessable.

There are no redemption or sinking fund provisions applicable to our common stock.

Dividends

Under the laws of the State of Georgia, we, as a business corporation, may declare and pay dividends in cash or property unless the payment or declaration would be contrary to restrictions contained in our Articles of Incorporation, as amended, and unless, after payment of the dividend, we would not be able to pay our debts when they become due in the usual course of our business or our total assets would be less than the sum of our total liabilities. We are also subject to regulatory capital restrictions that limit the amount of cash dividends that we may pay. Additionally, we are subject to contractual restrictions that limit our ability to pay dividends if there is an event of default under such contract.

Our participation in the Capital Purchase Program limits our ability to increase our quarterly dividend on our common stock beyond $0.06 without the consent of the Treasury until the earlier of December 19, 2011 or until the Series A Preferred Stock has been redeemed in whole or until the Treasury has transferred all of the Series A Preferred Stock to a third party.

The primary sources of funds for our payment of dividends to our shareholders are dividends and fees to us from our banking and nonbanking affiliates. Various federal and state statutory provisions and regulations limit the amount of dividends that our subsidiary banks may pay. Under the regulations of the Georgia Department of Banking and Finance, a Georgia bank must have approval of the Georgia Department of Banking and Finance to pay cash dividends if, at the time of such payment:

•	the ratio of Tier 1 capital to adjusted total assets is less than 6%;

•	the aggregate amount of dividends to be declared or anticipated to be declared during the current calendar year exceeds 50% of its net after-tax profits for the previous calendar year; or

•	its total classified assets in its most recent regulatory examination exceeded 80% of its Tier 1 capital plus its allowance for loan losses, as reflected in the examination.

For those of our subsidiary banks chartered in Alabama, Florida or Tennessee, the approval of the appropriate state banking department is generally required if the total of all dividends declared in any year would exceed the total of its net profits for that year combined with its retained net profits for the preceding two years less any required transfers to surplus. In addition, the approval of the Office of the Comptroller of the Currency is required for a national bank to pay dividends in excess of the bank’s retained net income for the current year plus retained net income for the preceding two years.

The FDIC Improvement Act generally prohibits a depository institution from making any capital distribution, including payment of a dividend, or paying any management fee to its holding company if the institution would thereafter be undercapitalized. In addition, federal and state banking regulations applicable to us and our bank subsidiaries require minimum levels of capital which limit the amounts available for payment of dividends.

In addition, the Federal Reserve Board, through guidance reissued on February 24, 2009, and reissued March 27, 2009, also has supervisory policies and guidance that:

•	may restrict the ability of a bank or financial services holding company from paying dividends on any class of capital stock or any other Tier 1 capital instrument if the holding company is not deemed to have a strong capital position;

•	states that a holding company should reduce or eliminate dividends when:

•	the holding company’s net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends;

•	the holding company’s prospective rate of earnings retention is not consistent with the holding company’s capital needs and overall current and prospective financial condition; or

•	the holding company will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios; and

•	requires that a holding company must inform the Federal Reserve Board in advance of declaring or paying a dividend that exceeds earnings for the period (e.g., quarter) for which the dividend is being paid or that could result in a material adverse change to the organization’s capital structure; declaring or paying a dividend in either circumstance could raise supervisory concerns.

In the current financial and economic environment, the Federal Reserve Board has indicated that bank holding companies should carefully review their dividend policy and has discouraged payment ratios that are at maximum allowable levels unless both asset quality and capital are very strong. In addition to the restrictions described above, and as a result of the memorandum of understanding we entered into with the Federal Reserve Bank of Atlanta and the Georgia Commissioner, we must seek the Federal Reserve’s permission to increase our dividend above its current level of $0.01 per quarter. Furthermore, some of our banking affiliates have in the past been, and are presently, required to secure prior regulatory approval for the payment of dividends to us in excess of regulatory limits. There is no assurance that any such regulatory approvals will be granted. For additional restrictions on our ability to pay dividends on our common stock, see the “Dividends” and “Risk factors — We presently are subject to, and in the future may become subject to additional, supervisory actions and/or enhanced regulation that could have a material negative effect on our business, operating flexibility, financial condition and the value of our common stock” sections of this prospectus supplement.

Federal and state banking regulations applicable to us and our banking subsidiaries require minimum levels of capital which limit the amounts available for payment of dividends.

Preferred Stock and Warrants

On December 19, 2008, we issued to the Treasury 967,870 shares of our Series A Preferred Stock, having a liquidation amount per share equal to $1,000, for a total liquidation preference of $967,870,000. The Series A Preferred Stock pays cumulative dividends at a rate of 5% per year for the first five years and thereafter at a rate of 9% per year. We may not redeem the Series A Preferred Stock before February 15, 2012 except with the proceeds from a qualified equity offering of not less than $241,967,500. After February 15, 2012, we may, with the consent of the FDIC, redeem, in whole or in part, the Series A Preferred Stock at the liquidation amount per share plus accrued and unpaid dividends. The Series A Preferred Stock is generally non-voting. Until the earlier of December 19, 2011 or until we have redeemed the Series A Preferred Stock or until the Treasury has transferred the Series A Preferred Stock to a third party, the consent of the Treasury will be required for us to (1) declare or pay any dividend or make any distribution on common stock other than regular quarterly cash dividends of not more than $0.06 per share, or (2) redeem, repurchase or acquire our common stock or other equity or capital securities, other than in connection with benefit plans consistent with past practice. A consequence of the Series A Preferred Stock purchase includes certain restrictions on executive compensation that could limit the tax deductibility of compensation that we pay to our executive management. The recently enacted ARRA and the Treasury’s February 10, 2009, Financial Stability Plan and regulations issued on June 15, 2009 may retroactively affect us and modify the terms of the Series A Preferred Stock. In particular, the ARRA provides that the Series A Preferred Stock may now be redeemed at any time with the consent of the FDIC.

As part of our issuance of the Series A Preferred Stock, we also issued the Treasury a warrant to purchase up to 15,510,737 shares of our common stock, which we refer to as the “Warrant,” at an initial per share exercise price of $9.36. The Warrant provides for the adjustment of the exercise price and the number of shares of our common stock issuable upon exercise pursuant to customary anti-dilution provisions, such as upon stock splits or distributions of securities or other assets to holders of our common stock, and upon certain issuances of our common stock at or below a specified price relative to the initial exercise price. Neither the issuance of the shares of common stock in this offering nor the Exchange Offer will trigger the anti-dilution provisions of the Warrant. The Warrant expires on December 19, 2018. Pursuant to the Securities Purchase Agreement, the Treasury has agreed not to exercise voting power with respect to any shares of common stock issued upon exercise of the Warrant.

Rights Plan

On April 26, 2010, our board of directors adopted a Shareholder Rights Plan (the “Rights Plan”). The purpose of the Rights Plan is to protect our ability to use certain tax assets, such as net operating loss carryforwards, capital loss carryforwards and certain built-in losses (the “Tax Benefits”), to offset future income. Our use of the Tax Benefits in the future would be substantially limited if we experience an “ownership change” for U.S. federal income tax purposes. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5-percent shareholders” (as defined under U.S. income tax laws) that exceeds 50 percentage points over a rolling three-year period.

The Rights Plan is designed to reduce the likelihood that we will experience an ownership change by discouraging (i) any person or group from becoming (a) a beneficial owner of 5% or more of the then outstanding common stock of Synovus or (b) a “5-percent shareholder” (as defined under the U.S. income tax laws) with respect to Synovus (in either case, a “Threshold Holder”) and (ii) any existing Threshold Holder from acquiring any additional stock of Synovus. There is no guarantee, however, that the Rights Plan will prevent us from experiencing an ownership change.

A corporation that experiences an ownership change will generally be subject to an annual limitation on certain of its pre-ownership change tax assets in an amount generally equal to the equity value of the corporation immediately before the ownership change, multiplied by the “long-term tax-exempt rate” (subject to certain adjustments).

After giving careful consideration to this issue, our board of directors has concluded that the Rights Plan is in the best interests of Synovus and its shareholders.

In connection with the adoption of the Rights Plan, on April 26, 2010, our board of directors declared a dividend of one preferred stock purchase right (a “Right”) for each share of common stock outstanding at the close of business on April 29, 2010 (the “Record Date”) and authorized the issuance of one Right (subject to adjustment) in respect of each share of common stock issued after the Record Date.

Each Right will initially represent the right to purchase, for $12.00 (the “Purchase Price”), one one-millionth of a share of Series B Participating Cumulative Preferred Stock, no par value (the “Preferred Stock”). The terms and conditions of the Rights are set forth in the Rights Plan.

The Rights will not be exercisable until the earlier of (i) the close of business on the 10th business day after the date (the “Stock Acquisition Date”) of the announcement that a person has become an Acquiring Person (as defined below) and (ii) the close of business on the 10th business day (or such later day as may be designated prior to the Stock Acquisition Date by our board of directors) after the date of the commencement of a tender or exchange offer by any person that could, if consummated, result in such person becoming an Acquiring Person. The date that the Rights become exercisable is referred to as the “Distribution Date.”

After any person has become an Acquiring Person, each Right (other than Rights treated as beneficially owned under certain U.S. tax rules by the Acquiring Person and certain of its transferees) will generally entitle the holder to purchase for the Purchase Price a number of millionths of a share of the Preferred Stock having a market value of twice the Purchase Price.

An “Acquiring Person” means, in general, any Threshold Holder other than (A) Synovus or any subsidiary or employee benefit plan or compensation arrangement of Synovus; (B) the United States government; (C) certain “Existing Holders” (as defined in the Rights Plan) so long as each such holder does not acquire any additional stock of Synovus; (D) certain “Strategic Investors” (as defined in the Rights Plan) designated as such by our board of directors, so long as each such Strategic Investor satisfies the applicable requirements in the Rights Plan; (E) any person that our board of directors determines, in its sole discretion, has inadvertently become a Threshold Holder, so long as such person promptly divests sufficient shares so that such person is no longer a Threshold Holder; (F) any person that our board of directors determines, in its sole discretion, has not jeopardized or endangered, and likely will not jeopardize or endanger, our utilization of our Tax Benefits, so long as each such person does not acquire any additional stock of Synovus; and (G) any person that acquires at least a majority of our common stock through a “Qualified Offer” (as defined in the Rights Plan).

At any time on or after a Stock Acquisition Date, our board of directors may generally exchange all or part of the Rights (other than Rights treated as beneficially owned under certain U.S. tax rules by the Acquiring Person and certain of its transferees) for shares of Preferred Stock at an exchange ratio of one one-millionth of a share of Preferred Stock per Right.

The issuance of the Rights is not taxable to holders of our common stock for U.S. federal income tax purposes.

Our board of directors may redeem all of the Rights at a price of $0.000001 per Right at any time before a Distribution Date.

Prior to a Distribution Date, (i) the Rights will be attached to the shares of our common stock, (ii) in the case of certificated shares, the Rights will be evidenced by the certificates representing the shares, (iii) the Rights will be transferred with our common stock and (iv) the registered holders of our common stock will be deemed to be the registered holders of the Rights. After the Distribution Date, the Rights agent will mail separate certificates evidencing the Rights to each record holder of our common stock as of the close of business on the Distribution Date (other than common stock treated as beneficially owned under certain U.S. tax rules by the Acquiring Person and certain of its transferees), and thereafter the Rights will be transferable separately from our common stock. The Rights will expire on April 27, 2013, unless earlier exchanged or redeemed.

At any time prior to a Distribution Date, the Rights Plan may be amended in any respect. At any time after the occurrence of a Distribution Date, the Rights Plan may be amended in any respect that does not adversely affect Rights holders (other than any Acquiring Person or its affiliates).

A Rights holder has no rights as a shareholder of Synovus, including the right to vote and to receive dividends. The Rights Plan includes anti-dilution provisions designed to maintain the effectiveness of the Rights.

The above summary of the Rights Plan is qualified by the full text of the Rights Plan being filed as Exhibit 4.1 to Synovus’ Form 8-K filed with the SEC on April 26, 2010, and incorporated herein by reference in its entirety.

Anti-Takeover Provisions

As described below, our Articles of Incorporation, Bylaws and Rights Plan contain several provisions that may make us a less attractive target for an acquisition of control by an outsider who lacks the support of our board of directors.

Supermajority Approvals

Under our Articles of Incorporation and Bylaws, as currently in effect, the vote or action of shareholders possessing 66 2/3% of the votes entitled to be cast by the holders of all the issued and outstanding shares of our common stock is required to:

•	call a special meeting of our shareholders;

•	fix, from time to time, the number of members of our board of directors;

•	remove a member of our board of directors;

•	approve any merger or consolidation of our company with or into any other corporation, or the sale, lease, exchange or other disposition of all, or substantially all, of our assets to or with any other corporation, person or entity, with respect to which the approval of our shareholders is required by the provisions of the corporate laws of the State of Georgia; and

•	alter, delete or rescind any provision of our Articles of Incorporation.

This allows directors to be removed only by 66 2/3% of the votes entitled to be cast at a shareholders’ meeting called for that purpose. A potential acquiror with shares recently acquired, and not entitled to 10 votes per share, may be discouraged or prevented from soliciting proxies for the purpose of electing directors other than those nominated by current management for the purpose of changing our policies or control of our company.

Shareholder Action

The Bylaws allow action by the shareholders without a meeting only by unanimous written consent.

Advance Notice for Shareholder Proposals or Nominations at Meetings

In accordance with our Bylaws, shareholders may nominate persons for election to the board of directors or bring other business before a shareholders’ meeting only by delivering prior written notice to us and complying with certain other requirements. With respect to any annual meeting of shareholders, such notice must generally be received by our Corporate Secretary no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. With respect to any special meeting of shareholders, such notice must generally be received by our Corporate Secretary no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to date of the special meeting (or if the first public announcement of the date of the special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement of the date of such special meeting is made by us). Any notice provided by a shareholder under these provisions must include the information specified in the Bylaws.

Evaluation of Business Combinations

Our Articles of Incorporation also provide that in evaluating any business combination or other action, our board of directors may consider, in addition to the amount of consideration involved and the effects on us and our shareholders, (1) the interests of our employees, depositors and customers and our subsidiaries and the communities in which offices of the corporation or our subsidiaries are located (collectively, the “Constituencies”), (2) the reputation and business practices of the offeror and its management and affiliates as it may affect the Constituencies and the future value of our stock and (3) any other factors the board of directors deems pertinent.

Rights Plan

Our board of directors adopted the Rights Plan (which is described in more detail in the section entitled “Description of Capital Stock — Rights Plan”) on April 26, 2010. The Rights Plan was adopted in an effort to protect our ability to use certain Tax Benefits and is not designed as an “anti-takeover plan” (for example, it does not apply to acquisitions of at least a majority of our common stock made in connection with a qualified offer to acquire 100% of our common stock). The Rights Plan may, however, have an anti-takeover effect in that it will cause substantial dilution to any person or group who attempts to acquire a significant interest in Synovus without advance approval from our board of directors. As a result, one effect of the Rights Plan may be to render more difficult or discourage any attempt to acquire Synovus.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be our direct unsecured general obligations. The debt securities will be either senior debt securities, subordinated debt securities or junior subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a trustee to be named therein, as trustee. Senior debt securities will be issued under senior indentures. Subordinated debt securities will be issued under a subordinated indenture. Junior subordinated debt securities will be issued under a junior subordinated indenture. Each of the senior indentures, the subordinated indenture and the junior subordinated indenture is referred to as an indenture. The material terms of any indenture will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered Global Securities

We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement.

We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Synovus, the trustees, the warrant agents, the unit agents or any other agent of Synovus, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

Synovus and/or the selling securityholders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by Synovus, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we and/or the selling securityholders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions,

•	at a fixed public offering price or prices, which may be changed,

•	at market prices prevailing at the time of sale,

•	at prices related to prevailing market prices or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We and/or the selling securityholders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We and/or the selling securityholders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from Synovus at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with Synovus and/or the selling securityholders, if applicable, to indemnification by Synovus and/or the selling securityholders, if applicable, against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for Synovus and its affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on the New York Stock Exchange. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

LEGAL OPINIONS

The validity of the securities will be passed upon by Alana L. Griffin, Deputy General Counsel of Synovus. Any underwriters will be represented by their own legal counsel.

EXPERTS

The consolidated financial statements of Synovus Financial Corp. and subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein to Synovus’ Annual Report on Form 10-K/A for the year ended December 31, 2009 in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2009 consolidated financial statements refers to a change in the method of accounting for split-dollar life insurance arrangements and the election of the fair value option for mortgage loans held for sale and certain callable brokered certificates of deposit in 2008.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following statement sets forth the estimated amounts of expenses, other than underwriting discounts, to be borne by us in connection with the offerings described in this Registration Statement:

Securities and Exchange Commission Registration Fee	*
FINRA Filing Fee	**
Registrar and Transfer Agent’s Fees and Expenses	**
Trustee’s Fees and Expenses	**
Printing and Engraving Expenses	**
Accounting Fees and Expenses	**
Legal Fees and Expenses	**
Listing Fees and Expenses	**
Miscellaneous Expenses	**

Total	**

*	We are registering an indeterminate amount of securities under this Registration Statement and in accordance with Rule 456(b) and 457(r), we are deferring payment of any additional registration fee until the time the securities are sold under this Registration Statement pursuant to a prospectus supplement.

**	These fees are calculated based on the number of issuances and amount of securities offered and accordingly cannot be estimated at this time.

Item 15.	Indemnification of Directors and Officers

Georgia Business Corporation Code

Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code, or “GBCC”, provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if such individual conducted himself or herself in good faith and such individual reasonably believed, in the case of conduct in an official capacity, that such conduct was in the best interests of the corporation and, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, such individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct under Section 14-2-851 of the GBCC for which he was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity.

In addition, Section 14-2-856 of the GBCC permits our articles of incorporation, bylaws, a contract, or resolution approved by the shareholders, to authorize us to indemnify a director against claims to which the director was a party, including claims by us or in our right (e.g., shareholder derivative action). However, we may not indemnify the director for liability to us for any appropriation of a corporate opportunity, intentional misconduct or knowing violation of the law, unlawful distributions or receipt of an improper benefit.

Pursuant to Section 14-2-854 of the GBCC, a court may order a corporation to indemnify a director or advance expenses if such court determines that the director is entitled to indemnification under the GBCC or that the director is fairly and reasonably entitled to indemnification or advance of expenses in view of all the relevant circumstances, whether or not such director met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the GBCC, failed to comply with Section 14-2-853 of the GBCC or was adjudged liable as described in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the GBCC.

Section 14-2-852 of the GBCC provides that to the extent that a director has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, because he or she is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by the director in connection with the proceeding.

Section 14-2-856 of the GBCC permits our articles of incorporation, bylaws, a contract, or resolution approved by the shareholders, to authorize us to indemnify a director against claims to which the director was a party, including claims by us or in our right (e.g., shareholder derivative action). However, we may not indemnify the director for liability to us for any appropriation of a corporate opportunity, intentional misconduct or knowing violation of the law, unlawful distributions or receipt of an improper benefit.

Section 14-2-857 of the GBCC provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and if he or she is not a director to such further extent as may be provided in its articles of incorporation, bylaws, resolution of its board of directors or contract except for liability arising out of conduct specified in Section 14-2-857(a)(2) of the GBCC. Section 14-2-857 of the GBCC also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court ordered indemnification or advances for expenses under Section 14-2-854, in each case to the same extent as a director. In addition, Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.

Section 14-2-858 of the GBCC permits us to purchase and maintain insurance on behalf of our directors and officers against liability incurred by them in their capacities or arising out of their status as our directors and officers, regardless of whether we would have the power to indemnify or advance expenses to the director or officer for the same liability under the GBCC.

Synovus’ Articles of Incorporation and Bylaws; Insurance

In accordance with Article VIII of Synovus’ Bylaws, every person who is or was (and the heirs and personal representatives of such person) a director, officer, employee or agent of Synovus shall be indemnified and held harmless by Synovus from and against the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), and reasonable expenses (including attorneys’ fees and disbursements) that may be imposed upon or incurred by him or her in connection with or resulting from any threatened, pending, or completed, action, suit, or proceeding, whether civil, criminal, administrative, investigative, formal or informal, in which he or she is, or is threatened to be made, a named defendant or respondent: (a) because he or she is or was a director, officer, employee, or agent of Synovus; (b) because he or she is or was serving at the request of Synovus as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; or (c) because he or she is or was serving as an employee of the corporation who was employed to render professional services as a lawyer or accountant to the corporation; regardless of whether such person is acting in such a capacity at the time such obligation shall have been imposed or incurred, if (i) such person acted in a manner he or she believed in good faith to be in or not opposed to the best interest of such corporation, and, with respect to any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful or (ii) with respect to an employee benefit plan, such person believed in good faith that his or her conduct was in the interests of the participants in and beneficiaries of the plan.

Pursuant to Article VIII of Synovus’ Bylaws, reasonable expenses incurred in any proceeding shall be paid by Synovus in advance of the final disposition of such proceeding if authorized by the Board of Directors in the specific case, or if authorized in accordance with procedures adopted by the Board of Directors, upon receipt of a written undertaking executed personally by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Synovus, and a written affirmation of his or her good faith belief that he or she has met the standard of conduct required for indemnification.

The foregoing rights of indemnification and advancement of expenses are not intended to be exclusive of any other right to which those indemnified may be entitled, and Synovus has reserved the right to provide additional indemnity and rights to its directors, officers, employees or agents to the extent they are consistent with law.

Synovus carries insurance for the purpose of providing indemnification to its directors and officers. Such policy provides for indemnification of Synovus for losses and expenses it might incur to its directors and officers for successful defense of claims alleging negligent acts, errors, omissions or breach of duty while acting in their capacity as directors or officers and indemnification of its directors and officers for losses and expense upon the unsuccessful defense of such claims.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of Synovus pursuant to the foregoing provisions, or otherwise, Synovus has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Synovus of expenses incurred or paid by a director, officer or controlling person of Synovus in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Synovus will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16.	Exhibits.

1.1	Form of Underwriting Agreement†
3.1	Articles of Incorporation of Synovus, as amended, incorporated by reference to Exhibit 3.1 of Synovus’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, as filed with the SEC on May 10, 2006
3.2	Articles of Amendment to Articles of Incorporation of Synovus, incorporated by reference to Exhibit 3.1 of Synovus’ Current Report on Form 8-K dated December 17, 2008, filed with the SEC on December 17, 2008
3.3	Articles of Amendment to Articles of Incorporation filed December 17, 2008, incorporated by reference to Exhibit 3.1 of Synovus’ Current Report on Form 8-K dated December 22, 2008, filed with the SEC on December 22, 2008
3.4	Articles of Amendment to Articles of Incorporation, filed December 18, 2008, incorporated by reference to Exhibit 3.2 of Synovus’ Current Report on Form 8-K dated December 22, 2008, filed with the SEC on December 22, 2008
3.5	Bylaws, as amended, of Synovus, incorporated by reference to Exhibit 3.2 of Synovus’ Current Report on Form 8-K filed with the SEC on December 17, 2008
4.1	Form of Preferred Stock Certificate†
4.2	Form of Warrant Agreement (including form of Warrant Certificate)†
4.3	Shareholder Rights Plan, dated as of April 26, 2010, between Synovus Financial Corp. and Mellon Investor Services LLC, as Rights Agent, which includes the Form of Articles of Amendment to the Articles of Incorporation of Synovus Financial Corp. (Series B Participating Cumulative Preferred Stock) as Exhibit A, the Summary of Terms of the Rights Agreement as Exhibit B and the Form of Right Certificate as Exhibit C, incorporated by reference to Exhibit 4.1 to Synovus’ Current Report on Form 8-K dated April 26, 2010, filed with the SEC on April 26, 2010
4.4	Form of Senior Debt Indenture between the Registrant and The Bank of New York Mellon Trust Company, N.A.*
4.5	Form of Subordinated Debt Indenture between the Registrant and The Bank of New York Mellon Trust Company, N.A.*
4.6	Form of Junior Subordinated Debt Indenture between the Registrant and The Bank of New York Mellon Trust Company, N.A.*
4.7	Form of Senior Note†

4.8	Form of Subordinated Note†
4.9	Form of Junior Subordinated Note†
4.10	Form of Warrant Agreement†
4.11	Form of Purchase Contract†
4.12	Form of Unit Agreement†
5.1	Legal opinion of Alana L. Griffin, Deputy General Counsel of the Company, as to the legality of the securities being offered*
12.1	Statement regarding computation of Ratio of Earnings to Fixed Charges, incorporated by reference to Exhibit 12 of Synovus’ Annual Report on Form 10-K for the year ended December 31, 2009
23.1	Consent of KPMG LLP*
23.2	Consent of Alana L. Griffin, Deputy General Counsel of the Company (included in Exhibit 5.1)
24.1	Powers of Attorney (included in signature pages)
25.1	Statement of Eligibility of Trustee on Form T-1 for Senior Debt Indenture*
25.2	Statement of Eligibility of Trustee on Form T-1 for Subordinated Debt Indenture*
25.3	Statement of Eligibility of Trustee on Form T-1 for Junior Subordinated Debt Indenture*

*	Filed herewith.

†	To be filed as an exhibit to a Current Report on Form 8-K and incorporated by reference herein.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(a) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 26th day of April, 2010.

SYNOVUS FINANCIAL CORP.

By:	/s/ Richard E. Anthony
Richard E. Anthony
Chief Executive Officer Vice President and
Chairman of the Board

POWER OF ATTORNEY

Each person whose signature appears below appoints Richard E. Anthony, Kessel D. Stelling, Jr. and Thomas J. Prescott, and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent or agents, each of whom shall be authorized to act with or without the other, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in his or her capacity as a director or officer of Synovus Financial Corp., to sign any and all amendments (including post-effective amendments) to this Registration Statement, and all documents or instruments necessary or appropriate to enable Synovus Financial Corp. to comply with the Securities Act of 1933, as amended, and to file the same with the Securities and Exchange Commission, with full power and authority to each of said attorneys-in-fact and agents to do and perform in the name and on behalf of each such director or officer, or both, as the case may be, each and every act whatsoever that is necessary, appropriate or advisable in connection with any or all of the above-described matters and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard E. Anthony Richard E. Anthony	Principal Executive Officer and Chairman of the Board	April 26, 2010

/s/ Kessel D. Stelling, Jr. Kessel D. Stelling, Jr.	President and Chief Operating Officer and Director	April 26, 2010

/s/ Thomas J. Prescott Thomas J. Prescott	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 26, 2010

/s/ Liliana McDaniel Liliana McDaniel	Chief Accounting Officer	April 26, 2010

/s/ Daniel P. Amos Daniel P. Amos	Director	April 26, 2010

Signature	Title	Date

/s/ James H. Blanchard James H. Blanchard	Director	April 26, 2010

/s/ Richard Y. Bradley Richard Y. Bradley	Director	April 26, 2010

/s/ Frank W. Brumley Frank W. Brumley	Director	April 26, 2010

/s/ Elizabeth W. Camp Elizabeth W. Camp	Director	April 26, 2010

/s/ Gardiner W. Garrard, Jr. Gardiner W. Garrard, Jr.	Director	April 26, 2010

/s/ T. Michael Goodrich T. Michael Goodrich	Director	April 26, 2010

/s/ V. Nathaniel Hansford V. Nathaniel Hansford	Director	April 26, 2010

/s/ Mason H. Lampton Mason H. Lampton	Director	April 26, 2010

/s/ Elizabeth C. Ogie Elizabeth C. Ogie	Director	April 26, 2010

/s/ H. Lynn Page H. Lynn Page	Director	April 26, 2010

/s/ J. Neal Purcell J. Neal Purcell	Director	April 26, 2010

/s/ Melvin T. Stith Melvin T. Stith	Director	April 26, 2010

/s/ Philip W. Tomlinson Philip W. Tomlinson	Director	April 26, 2010

/s/ William B. Turner William B. Turner, Jr.	Director	April 26, 2010

/s/ James D. Yancey James D. Yancey	Director	April 26, 2010